Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2022
System Backlog Continues to Hit Record Levels

BEVERLY, Mass. — Nov. 2, 2022—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the third quarter of 2022.

Highlights for the third quarter are as follows:

•	Revenue for the quarter was $229.2 million, compared to $221.2 million for the second quarter of 2022.

•	Operating profit for the quarter was $53.2 million, compared to $54.1 million for the second quarter.

•	Net income for the quarter was $40.3 million, or $1.21 per diluted share, compared to $44.2 million, or $1.32 per diluted share in the second quarter.

•	Gross margin for the quarter was 45.1%, compared to 44.8% in the second quarter.

•	Record systems backlog of $1.1 billion and bookings of $337.1 million in the third quarter.

•	Cash, cash equivalents and short-term investments were $342.1 million on September 30, 2022, compared to $287.2 million on June 30, 2022. This is net of $12.5 million of repurchased shares in the third quarter.

President and CEO Mary Puma commented, “We are pleased that Axcelis delivered strong third quarter financial performance well above our guidance, due to robust demand for our Purion products and strong execution by the Axcelis team. Axcelis is well positioned for growth in 2023, driven by continued strength in the highly implant intensive power market.”

Business Outlook

For the fourth quarter ending December 31, 2022, Axcelis expects revenues of $232-240 million. Gross margin in the fourth quarter is expected to be approximately 40-41%. Fourth quarter operating profit is forecast to be between $41-45 million with earnings per diluted share of $1.00-1.10. For the full year, the Company expects to achieve revenue of greater than $885 million with gross margins of greater than 43%.

Third Quarter 2022 Conference Call

The Company will host a call to discuss the results for the third quarter of 2022 on Thursday, November 3, 2022, at 8:30 a.m. ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by registering as a Participant here: https://register.vevent.com/register/BI9be1e3f05ec14c00a451864e1872d4f5. Webcast replays will be available for 30 days following the call.

News Release

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue:
Product	$221,540	$169,151	$631,998	$435,916
Services	7,635	7,543	21,949	20,828
Total revenue	229,175	176,694	653,947	456,744
Cost of revenue:
Product	118,992	93,201	342,387	240,223
Services	6,862	6,981	19,291	19,560
Total cost of revenue	125,854	100,182	361,678	259,783
Gross profit	103,321	76,512	292,269	196,961
Operating expenses:
Research and development	20,563	16,707	56,267	49,015
Sales and marketing	14,573	11,415	38,567	33,979
General and administrative	14,983	11,996	41,163	33,226
Total operating expenses	50,119	40,118	135,997	116,220
Income from operations	53,202	36,394	156,272	80,741
Other (expense) income:
Interest income	1,111	51	1,558	124
Interest expense	(1,333)	(1,269)	(4,101)	(3,572)
Other, net	(7,971)	(963)	(14,640)	(2,131)
Total other expense	(8,193)	(2,181)	(17,183)	(5,579)
Income before income taxes	45,009	34,213	139,089	75,162
Income tax provision	4,726	6,698	13,002	12,261
Net income	$40,283	$27,515	$126,087	$62,901
Net income per share:
Basic	$1.22	$0.82	$3.81	$1.87
Diluted	$1.21	$0.81	$3.75	$1.83
Shares used in computing net income per share:
Basic weighted average common shares	33,011	33,537	33,116	33,643
Diluted weighted average common shares	33,389	34,089	33,638	34,339

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$308,552	$294,923
Short-term investments	33,576	—
Accounts receivable, net	173,893	104,410
Inventories, net	226,507	194,984
Prepaid expenses and other current assets	32,614	24,929
Total current assets	775,142	619,246
Property, plant and equipment, net	38,778	34,972
Operating lease assets	11,893	9,242
Finance lease assets, net	18,265	19,238
Long-term restricted cash	749	757
Deferred income taxes	28,372	35,454
Other assets	33,062	34,331
Total assets	$906,261	$753,240
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,020	$38,025
Accrued compensation	28,557	30,732
Warranty	8,482	6,424
Income taxes	540	887
Deferred revenue	101,169	60,454
Current portion of finance lease obligation	1,164	979
Other current liabilities	13,924	12,639
Total current liabilities	207,856	150,140
Long-term finance lease obligation	45,508	46,415
Long-term deferred revenue	21,420	7,982
Other long-term liabilities	16,587	9,744
Total liabilities	291,371	214,281

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,937 shares issued and outstanding at September 30, 2022; 33,240 shares issued and outstanding at December 31, 2021	33	33
Additional paid-in capital	549,735	559,883
Retained earnings (accumulated deficit)	70,893	(22,722)
Accumulated other comprehensive (loss) income	(5,771)	1,765
Total stockholders’ equity	614,890	538,959
Total liabilities and stockholders’ equity	$906,261	$753,240